EXHIBIT (a)(1)(vii)

Offer by

CAMDEN NATIONAL CORPORATION

To Purchase For Cash

Up to 752,000 of Its Common Shares

At a Purchase Price of Not Greater Than $40.25 Nor Less Than $36.50 Per Share

THE TENDER OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS

WILL EXPIRE AT 5:00 P.M., EASTERN DAYLIGHT SAVINGS TIME, ON

FRIDAY, APRIL 21, 2006, UNLESS THE TENDER OFFER IS EXTENDED.

To the Participants in our 401(k) Plan:

As a participant in the Camden National Corporation Retirement Savings Plan (the “401(k) Plan”) a portion of your 401(k) Plan account may be invested in the common stock of Camden National Corporation, a Maine corporation (“Camden”). As more fully described below, Camden has commenced an offer to purchase for cash up to 752,000 shares of its common stock, no par value per share, at a price not greater than $40.25 nor less than $36.50 per share, net to the tendering stockholder in cash, without interest, on the terms and subject to the conditions of the tender offer.

Enclosed are tender offer materials and a Trustee Direction form that require your immediate attention. These materials describe the tender offer and its terms in more detail. As described below, you have the right to instruct Acadia Trust, N.A. as trustee of the 401(k) Plan (the “Trustee” or “Acadia Trust”) whether to tender shares of Camden common stock credited to your individual account under the 401(k) Plan.

If you do not wish to direct the tender of any portion of the shares in your 401(k) Plan account, you do not need to take any action. If you would like to direct the tender of some or all of the shares held on your behalf in your 401(k) Plan account in response to this tender offer, detailed instructions on how to tender those shares are set forth below.

To understand the tender offer fully and for a more complete description of the terms and conditions of the tender offer, you should carefully read the entire Offer to Purchase dated March 24, 2006 which is enclosed. The offer is subject to certain conditions which are described in the Offer to Purchase.

IN ORDER TO TENDER SHARES IN YOUR PLAN ACCOUNT YOU WILL NEED TO COMPLETE THE ENCLOSED TRUSTEE DIRECTION FORM AND RETURN IT TO ACADIA TRUST, N.A., 511 CONGRESS STREET, PORTLAND, ME 04101 IN THE ENCLOSED RETURN ENVELOPE SO THAT IT IS RECEIVED BY 12:00 MIDNIGHT, EASTERN DAYLIGHT SAVINGS TIME, ON TUESDAY, APRIL 18, 2006, UNLESS THE TENDER OFFER IS EXTENDED, IN WHICH CASE, IF ADMINISTRATIVELY FEASIBLE, THE DEADLINE FOR RECEIPT OF YOUR TRUSTEE DIRECTION FORM WILL BE 12:00 MIDNIGHT, EASTERN DAYLIGHT SAVINGS TIME, ON THE THIRD DAY PRIOR TO THE EXPIRATION OF THE TENDER OFFER, AS EXTENDED.

Once the Trustee has received each participant’s tender directions, the Trustee will then tender shares at the prices specified on behalf of all participants in the 401(k) Plan who elected to tender shares.

The remainder of this letter summarizes the tender offer, your rights under the 401(k) Plan and the procedures for completing the Trustee Direction form. You should also review the more detailed explanation provided in the Offer to Purchase, which is enclosed with this letter.

Camden is offering to purchase up to 752,000 shares of its common stock at a price not greater than $40.25 nor less than $36.50 per share. The purchase price for the tendered shares will be selected by Camden, and will not be greater than $40.25 nor less than $36.50 per share, without interest, based on the price that will allow it to purchase 752,000 shares or, if a lesser number of shares is properly tendered, all shares that are properly tendered and not properly withdrawn. All shares purchased in the tender offer will be purchased at the same purchase price.

This tender offer is being extended to all of Camden’s stockholders, not just stockholders who are participants in the 401(k) Plan. All shares properly tendered at or below the purchase price selected by Camden and not properly withdrawn will be purchased, subject to the conditions of the tender offer and the “odd lot” priority, proration and conditional tender provisions described in the Offer to Purchase. If more than 752,000 shares are properly tendered, Camden will not purchase all of the shares tendered at or below the purchase price because of proration. Shares tendered at prices in excess of the purchase price that is selected by Camden and shares not purchased because of proration or conditional tenders will be returned promptly following the expiration of the tender offer.

Camden’s tender offer is being made on the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal, which, as amended or supplemented from time to time, together constitute the offer.

Camden reserves the right, in its sole discretion, subject to applicable legal requirements, to purchase more than 752,000 shares in the offer.

You must carefully follow the instructions below if you want to direct the Trustee to tender some or all of the shares held on your behalf in your 401(k) Plan account. Failure to follow these instructions properly may make you ineligible to direct the Trustee to tender the shares held in your 401(k) Plan account in the tender offer. Shares held on your behalf in your 401(k) Plan account can be made only by following these instructions and by properly completing and returning the Trustee Direction form.

If you tender shares, the tender proceeds will be reinvested in the Institutional Money Market Fund. Once the tender proceeds have been credited to your 401(k) Plan account, you may reallocate your investments among the various investment funds under the 401(k) Plan in the usual manner.

Because the terms and conditions of the Letter of Transmittal will govern the tender of the shares held in the 401(k) Plan, you should read the Letter of Transmittal carefully. THE LETTER OF TRANSMITTAL, HOWEVER, IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES THAT ARE HELD ON YOUR BEHALF IN YOUR 401(K) PLAN ACCOUNT. The Letter of Transmittal may only be used to tender shares held outside of the 401(k) Plan. If you hold shares outside of the 401(k) Plan and wish to tender those shares as well as shares held in your 401(k) Plan account, you need to comply with the procedures described in the Letter of Transmittal and the Offer to Purchase for your shares outside of the 401(k) Plan, and submit a Trustee Direction form for shares you hold in your 401(k) Plan account. You should also read the Offer to Purchase carefully before making any decision regarding the tender offer.

The tender offer is being made solely pursuant to the Offer to Purchase and the related Letter of Transmittal and is being made to all holders of shares of common stock of Camden. The tender offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares of common stock of Camden residing in any jurisdiction in which the making of the tender offer or acceptance of the tender offer would not be in compliance with the securities laws of that jurisdiction.

TENDERING SHARES. To instruct the Trustee to tender any or all of the shares held on your behalf in your 401(k) Plan account, you must complete the enclosed Trustee Direction form and return it to Acadia Trust, N.A., 511 Congress Street, Portland, ME 04101 in the enclosed return envelope so that it is RECEIVED by 12:00 Midnight, Eastern Daylight Savings Time, on Tuesday, April 18, 2006, unless the tender offer is extended, in which case, if administratively feasible, the deadline for receipt of your Trustee Direction form will be 12:00 Midnight, Eastern Daylight Savings Time, on the third day prior to the expiration of the tender offer, as extended.

IF YOU DO NOT COMPLETE THE ENCLOSED TRUSTEE DIRECTION FORM AND RETURN IT TO ACADIA TRUST, N.A., ON A TIMELY BASIS, YOU WILL BE DEEMED TO HAVE ELECTED NOT TO PARTICIPATE IN THE TENDER OFFER AND NO SHARES CREDITED TO YOUR 401(K) PLAN ACCOUNT WILL BE TENDERED IN THE TENDER OFFER.

You may determine the number of shares in your 401(k) Plan account, from time to time either through the internet at http://www.acadiatrust.com or by calling Acadia Trust, the record keeper for the 401(k) Plan, at 1-877-822-4015. Please note that the number of shares in your 401(k) Plan account may change during the 20 business day tender offer period as a result of additional 401(k) and matching contributions being made, as well as by any investment direction changes you may make.

You may not tender more shares than are held in your 401(k) Plan account on Tuesday, April 18, 2006, or the deadline for returning the Trustee Direction form, if the tender offer is extended. If you direct the Trustee to tender more shares than are held in your 401(k) Plan account on the date of the deadline for submitting Trustee Direction forms, then the Trustee will tender all of the shares held in your 401(k) Plan account.

If you desire to tender shares from your 401(k) Plan account on the Trustee Direction form you must specify the following:

•	Whether or not you wish to tender all shares held in your 401(k) Plan account, or just some shares. If you specify that you only wish to tender a certain number of shares, then the Trustee will only tender that specified number if your 401(k) Plan account contains at least that number of shares. If your 401(k) Plan account contains less than the number of shares you specified to tender, the Trustee will tender all shares in your 401(k) Plan account.

•	Whether you are willing to sell the shares in your 401(k) Plan account to Camden at the price determined by Camden in the tender offer (which could result in you receiving a price per share as low as $36.50), or

•	If not, you must specify the price or prices, not greater than $40.25 nor less than $36.50 per share, at which you are willing to sell the shares in your 401(k) Plan account to Camden under the tender offer. Prices may be specified in increments of $.25.

When considering whether or not to participate in the tender offer, it is important that you note the following:

1.	Camden has been advised that if Acadia Trust does not receive your Trustee Direction form by 12:00 Midnight, Eastern Daylight Savings time, on Tuesday, April 18, 2006, then Acadia Trust will not have sufficient time to process your direction. In such case, the Trustee will not tender any shares held on your behalf in the 401(k) Plan. The tender offer, withdrawal rights and proration period will expire at 5:00 P.M., Eastern Daylight Savings Time, on Friday, April 21, 2006, unless the tender offer is extended. Consequently, your Trustee Direction form must be received by Acadia Trust no later than 12:00 Midnight, Eastern Daylight Savings Time, on Tuesday, April 18, 2006, unless the offer is extended.

2.	Shares held on your behalf in your 401(k) Plan account may be tendered at prices not greater than $40.25 nor less than $36.50 per share.

3.	The 401(k) Plan are prohibited from selling shares to Camden for a price that is less than the prevailing market price. Accordingly, if you elect to tender shares at a price that is lower than the prevailing price of Camden’s common stock on the American Stock Exchange at the expiration of the tender offer, the tender price you elect will be deemed to have been increased to the closest tender price that is not less than that closing price. This may result in such shares not being eligible for purchase.

4.	The tender offer is for up to 752,000 shares, constituting approximately 10% of the shares outstanding as of March 3, 2006. The tender offer is not conditioned on any minimum number of shares being tendered. The tender offer is, however, subject to other conditions described in the Offer to Purchase including the issuance of trust preferred securities in an amount that, together with excess cash on hand, will be sufficient to purchase shares in the offer.

5.

Neither Camden nor any member of its Board of Directors, nor the Dealer Manager, the Information Agent, the Depositary, the Trustee or any other fiduciary of the 401(k) Plan makes any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the purchase price or purchase prices at which your shares should be tendered.

6.	Your tender instructions will be held in strict confidence by the Trustee and will not be divulged or released to any directors, officers or employees of Camden, except as may be required by law.

7.	Tendering participants will not be obligated to pay any brokerage fees or commission or solicitation fees to the Dealer Manager, Depositary, Information Agent or Camden or, except as described in the Letter of Transmittal, stock transfer taxes on the transfer of shares pursuant to the tender offer.

8.	As more fully described in the Offer to Purchase, tenders will be deemed irrevocable unless timely withdrawn. If you instruct the Trustee to tender shares held on your behalf in your Plan account, and you subsequently decide to change your instructions or withdraw your tender of shares, you may do so by submitting the new Trustee Direction form. However, the new Trustee Direction form will be effective only if it is received by Acadia Trust on or before 12:00 Midnight, Eastern Daylight Savings time, on Tuesday, April 18, 2006, which is three days before the scheduled expiration of the tender offer at 5:00 p.m., Eastern Daylight Savings Time, on Friday, April 21, 2006. Upon receipt of a timely submitted new Trustee Direction form, your previous instructions to tender the shares will be deemed canceled. If your new Trustee Direction form directed the Trustee to withdraw from tender the shares held on your behalf in your Plan account, you may later re-tender those shares by submitting another Trustee Direction form at the above address so long as it is received by Acadia Trust on or before three days before the expiration of the tender offer. Additional Trustee Direction forms may be obtained by calling Acadia Trust, at 1-877-822-4015.

9.	While participants will not recognize any immediate tax gain or loss as a result of the tender offer, the tax treatment of future withdrawals or distributions from the 401(k) Plan may be adversely impacted by a tender and sale of shares within the 401(k) Plan. Specifically, under current federal income tax rules, if you receive a lump sum distribution from a 401(k) Plan including Camden shares that have increased in value while they were held by the 401(k) Plan, under certain circumstances you may have the option of not paying tax on this increase in value, which is called “net unrealized appreciation,” until you sell the shares. When the shares are sold, any gain up to the amount of the untaxed net unrealized appreciation is taxed as long-term capital gain. If shares credited to your individual Plan account are purchased by Camden in the tender offer, you will no longer be able to take advantage of this tax benefit.

10.	Unless you direct the Trustee on the enclosed Trustee Direction form to tender the shares held on your behalf in your Plan account, no shares will be tendered.

TRUSTEE DIRECTION FORM WITH RESPECT TO

THE OFFER TO PURCHASE FOR CASH BY CAMDEN NATIONAL CORPORATION

OF UP TO 752,000 SHARES OF ITS COMMON STOCK

The undersigned acknowledges receipt of the accompanying letter and enclosed Offer to Purchase, dated March 24, 2006, and the related Letter of Transmittal and Letter to the Participants in Camden’s 401(k) Plan in connection with the tender offer by Camden National Corporation, a Maine corporation (“Camden”), to purchase up to 752,000 shares of its common stock, no par value.

These instructions will instruct Acadia Trust, N.A. (the “Trustee”), as trustee for the Camden National Corporation Retirement Savings Plan (the “401(k) Plan”) to tender shares held by the Trustee for the undersigned’s 401(k) Plan account upon the terms and subject to the conditions set forth in the Offer to Purchase.

NOTE: Shares allocated to participant account for which the Trustee does not receive directions will not be tendered.

NUMBER OF SHARES TENDERED:   (check one box)

☐	I direct the Trustee to tender ALL of the shares in my Plan account

☐	I direct the Trustee to tender (complete blank) shares in my Plan account

(1)	SHARES TENDERED AT PRICE DETERMINED UNDER THE TENDER OFFER

By checking the box below INSTEAD OF ONE OF THE BOXES UNDER “Shares Tendered at Price Determined by Stockholder,” the undersigned hereby tenders shares at the purchase price, as the same shall be determined by Camden in accordance with the terms of the tender offer.

☐	I want to maximize the chance of having Camden accept for purchase all of the shares that I am tendering (subject to the possibility of proration). Accordingly, by checking this box instead of one of the price boxes below, I hereby direct the Trustee to tender shares at, and am willing to accept, the purchase price determined by Camden in accordance with the terms of the tender offer and resulting from the tender offer process. This action could result in receiving a price per share as low as $36.50 per share.

OR

(2)	SHARES TENDERED AT PRICE DETERMINED BY STOCKHOLDER

By checking ONE of the following boxes below INSTEAD OF THE BOX UNDER “Shares Tendered at Price Determined Under the Tender Offer,” the undersigned hereby directs the Trustee to tender shares at the price checked. This action could result in none of the shares being purchased if the purchase price determined by Camden for the shares is less than the price checked below. A participant who desires to direct the Trustee to tender shares at more than one price must complete a separate Trustee Direction form for each price at which shares are tendered. The same shares cannot be tendered, unless previously properly withdrawn as provided in Section 5 of the Offer to Purchase, at more than one price.

Price (in Dollars) Per Shares at Which Shares Are Being Tendered

☐	$36.50	☐	$37.75	☐	$39.00	☐	$40.25

☐	$36.75	☐	$38.00	☐	$39.25

☐	$37.00	☐	$38.25	☐	$39.50

☐	$37.25	☐	$38.50	☐	$39.75

☐	$37.50	☐	$38.75	☐	$40.00

CHECK ONLY ONE BOX UNDER (1) OR (2) ABOVE. IF MORE THAN ONE BOX IS CHECKED ABOVE, THERE IS NO VALID DIRECTION FOR THE TRUSTEE TO TENDER SHARES.

(DATE)

(SIGNATURE)

Print Name:

Print Social Security Number:

Address:

Daytime Telephone Number with Area Code: